                                  Exhibit 99.1

                          INDEX TO FINANCIAL STATEMENTS



                                                                          Page
                                                                          ----

Input / Output, Inc. Employee Stock Purchase Plan

        Independent Auditors' Report ...................................  F-2

        Statements of Net Assets Available for Plan Benefits
        as of June 30, 2000 and 1999 ...................................  F-3

        Statements of Changes in Net Assets Available for
        Plan Benefits for the years ended June 30, 2000, 1999
        and 1998 .......................................................  F-3

        Notes to Financial Statements ..................................  F-4

                          INDEPENDENT AUDITORS' REPORT


Compensation Committee of the Board of Directors
Input / Output, Inc.

We have audited the accompanying statements of net assets available for plan benefits of the Input / Output, Inc. Employee Stock Purchase Plan as of June 30, 2000 and 1999 and the related statements of changes in net assets available for plan benefits for the years ended June 30, 2000, 1999 and 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Input / Output, Inc. Employee Stock Purchase Plan as of June 30, 2000 and 1999 and the changes in net assets available for plan benefits for the years ended June 30, 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.


                                                              /s/  KPMG LLP
                                                              -------------

Houston, Texas
September 22, 2000

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                      AS OF

                                                               June 30,
                                                       -------------------------
                                                         2000            1999
                                                       ----------     ----------
                       Assets
                       ------

Cash ...............................................   $   --         $  347,810

Investments in shares of Input / Output, Inc.
  Common Stock at fair value .......................   $2,987,605     $1,211,807
                                                       ----------     ----------

Net Assets available for plan benefits .............   $2,987,605     $1,559,617
                                                       ==========     ==========


                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                               FOR THE YEARS ENDED

                                                                       June 30,
                                                       ----------------------------------------
                                                          2000           1999           1998
                                                       -----------    -----------    ----------
Additions to assets:
   Employee contributions ..........................   $ 1,051,382    $ 1,152,387    $  995,544
   Net appreciation (depreciation) in fair
     value of Input / Output, Inc. Common Stock ....       753,915       (140,610)      109,473
   Net realized gain (loss) on sales and
     distributions of Input / Output, Inc. Common
     Stock .........................................        (4,172)       (12,906)      209,471

Total additions ....................................     1,801,125        998,871     1,314,488
                                                       -----------    -----------    ----------

Deductions:
   Distributions to participants ...................       373,137        461,732       542,702
                                                       -----------    -----------    ----------

Change in net assets available for plan benefits
  during the year ..................................   $ 1,427,988    $   537,139    $  771,786
                                                       ===========    ===========    ==========

Net Assets available for plan benefits:
   At beginning of period ..........................   $ 1,559,617    $ 1,022,478    $  250,692
                                                       ===========    ===========    ==========

   At end of period ................................   $ 2,987,605    $ 1,559,617    $1,022,478
                                                       ===========    ===========    ==========

                 See accompanying notes to financial statements.

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS


(1)      DESCRIPTION OF PLAN:

         The following brief description of the Input / Output, Inc. Employee Stock Purchase Plan ("the Purchase Plan") is provided for general information purposes only. Participants should refer to the Purchase Plan for complete information regarding the Purchase Plan's definitions, benefits, eligibility and other matters.

   (a)   General

         The Purchase Plan was approved by the Input/Output, Inc. (the Company) Board of Directors in March, 1997 and commenced on April 1, 1997. The stockholders of the Company approved the Purchase Plan on September 29, 1997. There are 1.5 million shares of Common Stock of the Company reserved for issuance under the Purchase Plan.

         The Purchase Plan is intended to advance the long-term interests of the Company by encouraging the acquisition and ownership of common stock of the Company by employees of the Company. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code (the Code) of 1986, as amended.

         Effective April 1, 1999, the Purchase Plan was amended to reduce the period of continuous employment required for participation in the plan.

         Effective October 1, 1999, the Purchase Plan was amended for the following reasons: (1) to shift the offering periods to coincide to the calendar year, (2) to allow for the purchase of fractional shares utilizing all of the funds in a participant's account and (3) to clarify that all Input / Output, Inc. subsidiary employees are eligible to participate in the plan.

   (b)   Eligibility

         An "eligible employee" under the Purchase Plan is a person who (i) is actively employed (ii) is actively employed on the first day of the offering period and (iii) is not excluded pursuant to the following sentence. The following person shall not be eligible: (1) employees whose customary employment is twenty (20) hours or less per week, and (2) an employee who owns 5% or more of the Company's Common Stock.

   (c)   Contributions

         The Purchase Plan allows all eligible employees to authorize payroll deductions at the rate of 1% up to 15% of base compensation to be applied toward the purchase of Input / Output, Inc. Common Stock. The purchase price of the Common Stock will be the lesser of 85% of the closing price on the first day of the applicable offering period or most recently preceding trading day or 85% of the closing price on the last day of the offering period or most recently preceding trading day. Under the Purchase Plan, separate six-month offering periods ("offering period") commence on January 1st and July 1st of each year.

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

   (d) Participant Accounts

         A Purchase Plan account in the name of each participant will be maintained. Each pay day a participant's payroll deduction shall be withheld and credited to such account. As of the last day of the Offering Period the amount in the participant's account shall be applied to the purchase of the Company's Common Stock. The purchase of stock will be made solely from amounts credited to the participant's plan account. The total number of employees participating in the purchase plan as of June 30, 2000, 1999 and 1998 was 519, 428 and 401, respectively.

   (e)   Distributions

         Upon withdrawing from an offering, terminating employment or terminating their participation in the Plan, the Plan Administrator will transfer to the participant a stock certificate of the shares of Common Stock in such participant's plan account or, alternatively, the participant may request in writing the sale of all or part of the shares of Common Stock in such participant's plan account. The shares will be sold within five business days, and the Purchase Plan will deliver to the participant the proceeds of the sale, less a handling charge, brokerage commissions, and other costs of sale.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The financial statements of the Plan are presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

         Investments in Company Common Stock are reported at fair value determined by reference to quoted market prices. Net realized gains and losses on disposition of investments are reported on the revalued cost method. Revalued cost is the fair value of the assets at the beginning of the Plan year or historical cost if the investment was acquired since the beginning of the year. Any unrealized appreciation or depreciation is recognized as a gain or loss currently in the statement of changes in net assets available for plan benefits.

(3)      FEDERAL INCOME TAXES

         The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of the grant of the option or purchase of shares for federal income tax purposes. However, a participant may become liable for tax upon dispositions of shares acquired, and the tax consequences will depend on how long a participant has held the shares prior to disposition.

(4)      ADMINISTRATION OF PLAN ASSETS

         The Purchase Plan's investment in shares of Input / Output, Inc. Common Stock are held in safekeeping as designated by Computershare Investor Services, L.L.C. formerly Harris Trust, Inc. ("Registrar"). Cash contributions to the Purchase Plan are held by the Company prior to the investment in Input / Output, Inc. Common Stock. Certain administrative functions are performed by officers or employees of the Company or Registrar. No such officers or employees receive compensation from the Purchase Plan. All administrative expenses of the Purchase Plan are borne by the Company.

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

(5)      PLAN TERMINATION

         The Purchase Plan will terminate (a) on the date all shares authorized for sale under the Purchase Plan have been purchased or (b) at any time, at the discretion of the Board of Directors of the Company; provided however, that no termination shall affect outstanding offerings of shares.

         Upon termination of the Purchase Plan and the exercise or lapse of all offering rights thereunder all remaining amounts credited to the Purchase Plan accounts of participants shall be returned to such participants in cash without interest. At this time, there is no intention to terminate the Purchase Plan.

(6)      INVESTMENTS

         The investments, at June 30, 2000 and 1999 are presented in the following table:

                                                              June 30,
                                                        2000             1999
                                                     ----------       ----------
         Shares of Input / Output, Inc. Common Stock

         Number of shares .......................       353,432          160,239
                                                     ==========       ==========
         Average cost ...........................    $2,233,690       $1,352,417
                                                     ==========       ==========
         Fair value .............................    $2,987,605       $1,211,807
                                                     ==========       ==========